                    EMPLOYMENT AND NON-COMPETITION AGREEMENT
                                     BETWEEN

                                   ERICH MOHR

                                       AND

                     PHARMACEUTICAL RESEARCH ASSOCIATES INC.

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the __th day of June, 2004 (the "Effective Date"), by and between Pharmaceutical Research Associates Inc., a Canadian corporation ("Employer"), which is a wholly-owned subsidiary of PRA International, Inc., a Delaware corporation ("PRAI"), and Erich Mohr ("Employee").

      WHEREAS Employee previously entered into an Employment and Non-Competition Agreement with CroMedica International Inc. which became effective upon June 19, 2002 (the "June 19, 2002 Employment and Non-Competition Agreement"), the date of the closing ("Closing") of the transactions contemplated by a Share Purchase Agreement by and among PRA Holdings, Inc. and 4063988 Canada Inc. whereby PRA Holdings, Inc. indirectly acquired all of the issued and outstanding shares in the capital of CroMedica International, Inc. from, inter alia, the Employee (the "Share Purchase Agreement");

      WHEREAS in connection with the Share Purchase Agreement, and as a condition precedent thereto, Employee agreed that he would not, for a period of two years following the termination of the June 19, 2002 Employment and Non-Competition Agreement, compete with the Business (as hereinafter defined);

      WHEREAS the benefit of the non-competition covenant of the Employee formed part of the purchase price under the Share Purchase Agreement;

      WHEREAS Employer is an affiliate of the former CroMedica International Inc. (now named Pharmaceutical Research Associates International Inc.);

      WHEREAS Employer and Employee desire to amend the terms of the June 19, 2002 Employment and Non-Competition Agreement and to preserve the covenants of the Employee in the 2002 Employment and Non-Competition Agreement for the benefit of the Business and to novate the 2002 Employment and Non-Competition Agreement;

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                                      -2-

      WHEREAS by entering into this Agreement, the terms of the Employee's employment with Employer will be governed by the terms and conditions of this Agreement, and any other prior agreement between Employee and Employer or Employer's affiliates (specifically the June 19, 2002 Employment and Non-Competition Agreement) relating to the Employee's employment with the Employer or any of its affiliated entities will be superseded by the terms of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth below, which consideration is acknowledged by both parties to be good and sufficient, the parties hereto agree as follows:

      1. Position. Employer hereby agrees to employ Employee as of the Effective Date (as defined herein) and Employee hereby accepts employment as of the Effective Date in the position of Executive Vice President and Chief Scientific Officer, with appropriate title, rank, status and responsibilities as determined from time to time by Employer upon the terms and conditions hereinafter set forth.

      2.    Employment Period.

            (a) The period of employment under this Agreement shall begin on the Effective Date and shall end on January 15, 2006, unless terminated sooner pursuant to Section 5 of this Agreement.

            (b) This Agreement shall be renewed upon the same terms and conditions, for a successive period of one year (subject to further renewals using the same process), unless otherwise terminated in accordance with the provisions of Section 5 of this Agreement.

            (c) The period during which Employee is employed under the terms of this Agreement is the "Employment Period."

      3. Duties. The Board of Directors of Employer (the "Board") shall have the power to determine the specific duties that shall be performed by Employee and the means and manner by which those duties shall be performed, but such duties shall be consistent with the executive position of Employee.

            (a) During the Employment Period, Employee agrees to use his best efforts in the business of Employer and to devote his full time, skill, attention and energies to the business of Employer, allowing however, time for Permitted Activities as specified in Section 3(c) below. Employee shall not be engaged in any other business activity which shall be competitive with the business of Employer (except for activities associated with the Phase I business of Global Biomedical Capital Corp. as such activities are conducted as of the Closing) or

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                                      -3-

which may (i) interfere with Employee's ability to discharge his responsibilities to Employer; or (ii) detract from the business of Employer. Employee shall not:

                  (i) work either on a part-time or independent contracting basis for any other company, business or enterprise without the prior written consent of the Board (excluding (A) teaching, (B) clinical practice in neuropsychology, (C) activities of Global Biomedical Capital Corp. or any of its subsidiaries that do not compete with the business of the Employer or any of its affiliates, and (D) those professional societies, boards or academic appointments on which Employee serves as of the date of this Agreement listed on Exhibit A hereto (collectively, the "Permitted Activities")); or

                  (ii) serve on the board of directors or comparable governing body of any other material business, civic or community corporation or similar entity without the prior written consent of the Board (excluding those positions Employee holds and boards of directors on which Employee serves as of the date of this Agreement, which positions and boards, if any, are listed on Exhibit A hereto), such consent which shall not be unreasonably withheld.

            (b) Employee agrees to use his reasonable efforts to impart his skill and knowledge relating to the business of Employer to such individuals as are designated by Employer, and to train such individuals in the aspects of the business with which Employee is familiar. In addition, at the request of Employer and without additional compensation, Employee shall use his best efforts to record and document his knowledge relating to the business of Employer.

            (c) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Employee's commitments, obligations and services with respect to the Permitted Activities (i) exceed thirteen (13) business days each quarter and (ii) together with the paid time off and vacation days described in Section 4(d) below, exceed 52 business days each year.

      4. Base Salary, Increases, Benefits, Expenses. For all services rendered by Employee under this Agreement, for, and in consideration of, Employee's agreements and undertaking contained in this Agreement (including, without limitation, those contained in Sections 9 and 10 below), and, subject to Sections 5, 6, 7 and 8 below, during the Employment Period, Employer shall provide Employee with the following:

            (a) Employer shall pay to Employee, in equal bi-monthly installments, a base salary of CDN$375,000 per year, less relevant deductions.

            (b) Employee shall be eligible for salary increases, which may be based on performance and/or cost-of-living factors, as determined under the

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                                      -4-

provisions of any salary policy of Employer that is generally applicable to Employer's executive employees, provided that any such increases shall be reviewed and approved in advance by the Board. Employee shall be eligible for such other increases in compensation as are otherwise imposed by the Board, in its discretion, from time to time.

            (c) Employee shall participate in an Executive Bonus Plan approved by the Board with a minimum annual bonus target of CDN$145,000, less relevant deductions.

            (d) Employee shall be eligible to participate in Employer's standard benefits programs, which presently include health, life and disability insurance, as well as those additional benefits (the "Additional Benefits") currently offered to Employer's executive staff, including additional life and disability insurance, club membership and monthly car allowance, as described in Exhibit B. It is agreed that the nature and amount of the Additional Benefits, if any, shall be determined from time to time by the Board, in its discretion, provided that no benefits will be materially reduced. Employer may, at its election, maintain policies of life and disability insurance on Employee, with Employer or an affiliate of Employer as beneficiary, and Employee shall cooperate as necessary to obtain such policies and to keep them in force. Employee shall be entitled to a total of twenty-seven (27) days of paid time off per year (which number of days shall include any days off associated with the Permitted Activities), however, paid time off will not accrue to Employee and Employee will not be entitled to a payout for unused paid time off in the event of employment termination except as may be required by applicable legislation. In addition, such paid time off may not be carried forward to a subsequent year, except as may be required by applicable legislation. In addition to the paid time off, Employee shall be entitled to twenty-five (25) days of vacation per year, unless inconsistent with applicable law. Employee shall be covered by the holiday policy of the Employer, and, unless inconsistent with applicable law, by any other pension or retirement plan, disability benefit plan or any other benefit plan or arrangement of Employer (other than a medical or life insurance plan) presently or hereafter existing for the benefit of officers or employees of Employer generally, and determined by the Board to be applicable to Employee.

            (e) Subject to such conditions as Employer may from time to time determine, Employer shall reimburse Employee for reasonable expenses incurred by Employee in connection with the business of Employer and the performance of Employee's duties hereunder.

            (f) It is understood and agreed that the Board will review compensation matters of Employer on a regular basis, and will (on at least an annual basis) set all annual bonus targets, salary increases and benefits in which Employee shall be eligible to participate.

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                                      -5-

            (g) Employee, from time to time, may be granted stock options under the terms of a stock option plan established by PRA Holdings, Inc. ("Parent"). All matters involving stock options, their vesting, their exercise, their termination and the rights to repurchase with respect to such options (or shares that might be issued to or held by Employee upon exercise of such options) will be addressed in a separate option agreement with Employee, substantially in the form attached hereto as Exhibit C.

      5. Termination. This Agreement may be terminated under the following circumstances, having the consequences described in Sections 6, 7 and 8:

            (a) Nonrenewal. Either party may decline to renew the Agreement by giving written notice to the other of a determination not to renew employment. If Employer determines not to renew this Agreement, it shall give at least ninety (90) days' written notice prior to the expiration of the then-effective term. If Employee determines not to renew this Agreement, Employee shall give at least ninety (90) days' written notice prior to the expiration of the then-effective term.

            (b) Death of Employee. This Agreement shall terminate immediately upon the death of Employee.

            (c) Termination by Employer for Disability of Employee. If during the Employment Period, Employee shall be prevented from performing his duties for a continuous period of one hundred and eighty (180) days by reason of disability that renders Employee physically or mentally incapable of performing substantially all of his duties under this Agreement (excluding infrequent and temporary absences due to illness), Employer may terminate Employee's employment hereunder. If after a period of disability commences (but prior to termination of Employee's employment), Employee returns to work for a period of at least twenty (20) consecutive work days, the period of disability shall terminate and not be counted towards any period of subsequent disability. For purposes of this Agreement, Employer, upon the advice of a qualified and impartial physician, shall determine whether Employee has become physically or mentally incapable of performing substantially all of his duties under this Agreement. Employer shall give Employee (or his guardian, as applicable) thirty (30) days' written notice of termination of the Employment Period under this Section 5(c).

            (d) Termination by Employer for Good Cause. Employer may terminate Employee's employment at any time for Good Cause, immediately and without notice. "Good Cause" includes, but is not limited to: (i) a material breach of this Agreement by Employee (where Employee fails to cure such breach within ten
(10) business days after being notified in writing by Employer of such breach);

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                                      -6-

(ii) Employee's willful failure to perform his material assigned duties without an excuse that is reasonably acceptable to Employer; (iii) Employee engages in an act (or causes an act) that has a material adverse impact on the reputation, business, business relationships or financial condition of Employer; (iv) the conviction of or plea of guilty or nolo contendre by Employee to any crime involving moral turpitude, fraud or misrepresentation; (v) misappropriation or embezzlement by Employee of funds or assets of Employer; or (vi) Employee's willful refusal to perform specific directives of the Board or President & CEO which are consistent with the scope, ethics and nature of Employee's duties and responsibilities hereunder. Notwithstanding the foregoing, "Good Cause" shall not include a situation whereby Employer asks Employee to relocate to another city and Employee declines to do so. Termination by Employer for Good Cause hereunder shall not abrogate the rights and remedies of Employer in respect of the breach or wrongful act giving rise to such termination.

            (e) Termination by Employee for Material Breach of Employer. This Agreement may be terminated by Employee upon thirty (30) days' written notice given to Employer after a material breach of this Agreement by Employer (where Employer fails to cure such breach within ten (10) business days after being notified in writing by Employee of such breach). Termination by Employee hereunder shall not abrogate the rights and remedies of Employee in respect of the breach giving rise to such termination.

            (f) Termination by Employer Without Good Cause. This Agreement may be terminated by Employer for reasons other than death, disability or Good Cause upon sixty (60) days' written notice given to Employee or, at the sole discretion of the Employer, sixty (60) days' pay in lieu of notice.

      6.    Consequences of Termination by Employer or Due to Certain Events.

            (a) Nonrenewal by Employer; Termination Without Good Cause; Termination for Death or Disability of Employee. In the event that this Agreement is terminated pursuant to Section 5(a) by the Employer (nonrenewal), or Section 5(f) (Without Good Cause), or pursuant to Sections 5(b) (Employee's death) or 5(c) (Employee's disability):

                  (i) Employee shall receive any and all accrued but unpaid base salary compensation (as well as any accrued and unpaid vacation) due to Employee as of the date on which the Employment Period ends (the "Termination Date"), which shall be paid on the Termination Date;

                  (ii) In addition, Employee shall receive severance payments equal to the full base salary (payable bi-monthly at the same time

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                                      -7-

Employee would otherwise receive such base salary if Employee were still employed by Employer) for one year after the Termination Date;

                  (iii) Benefits pursuant to any of Employer's employee benefit plans that Employee had been receiving during the Employment Period shall continue for one year after the Termination Date; and

                  (iv) All options held by Employee will be addressed in accordance with Employee's separate option agreement.

            (b) Employment Standards Act. The severance amounts in Section 6(a)(ii) and benefit continuation in Section 6(a)(iii) are inclusive of any payments and/or benefit continuation that may be required by applicable Employment Standards Act legislation and have been agreed upon with reference to Employee's length of service with Employer. Employee further agrees that except as set out in the Agreement, Employee is not entitled to any further notice or pay in lieu of notice in respect of a termination under Section 5.

            (c) General Release. Employer's obligation to make any severance payments or provide any benefits under Section 6(a)(ii) and 6(a)(iii) over and above Employee's Employment Standards Act entitlement is conditioned upon Employee's execution of a general release in the form provided by Employer at the Termination Date.

            (d) For Good Cause. In the event that Employer terminates this Agreement for Good Cause pursuant to Section 5(d) above:

                  (i) On the Termination Date, Employee shall receive any and all accrued but unpaid base salary compensation (as well as any accrued and unpaid vacation) due to Employee as of the Termination Date; and

                  (ii) All options held by Employee will be addressed in accordance with Employee's separate option agreement.

      7.    Consequences of Termination by Employee.

            (a) Nonrenewal. In the event that Employee terminates this Agreement pursuant to Section 5(a) (nonrenewal):

                  (i) On the Termination Date, Employee shall receive any and all accrued but unpaid base salary compensation (as well as any accrued and unpaid vacation) due to Employee as of the Termination Date; and

                  (ii) All options held by Employee will be addressed in accordance with Employee's separate option agreement.

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                                      -8-

            (b) Material Breach of Employer. In the event that Employee terminates this Agreement for a material breach by Employer pursuant to Section 5(e) above:

                  (i) Employee shall receive any and all accrued but unpaid base salary compensation (as well as any accrued and unpaid vacation) due to Employee as of the Termination Date, which will be paid on the Termination Date;

                  (ii) In addition, Employee shall receive severance payments equal to the full base salary (payable bi-monthly at the same time Employee would otherwise receive such base salary if Employee were still employed by Employer) for one year after the Termination Date;

                  (iii) Benefits pursuant to any of Employer's employee benefit plans which Employee had been receiving during the Employment Period shall continue for one year after the Termination Date; and

                  (iv) All options held by Employee will be addressed in accordance with Employee's separate option agreement.

            (c) Employment Standards Act. The severance amounts in Section 7(b)(ii) and benefit continuation in Section 7(b)(iii) are inclusive of any payments and/or benefit continuation that may be required by applicable Employment Standards Act legislation and have been agreed upon with reference to Employee's length of service with Employer. Employee further agrees that except as set out in the Agreement, Employee is not entitled to any further notice or pay in lieu of notice in respect of a termination under Section 5.

      8. Survival of Sections of this Agreement. Without regard to the reason for termination of this Agreement or the employment of Employee, and notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that Employee's obligations under Sections 9, 10, 11 and 12 of this Agreement shall survive termination of this Agreement in any and all events.

      9.    Confidential Information and Certain Property Matters.

            (a) Employee recognizes that information, knowledge, contacts and experience relating to the businesses, operations, properties, assets, liabilities and financial condition of Employer and the markets and industries in which it operates, including, without limitation, information relating to business plans and ideas, trade secrets, intellectual property, know-how, formulas, processes, research and development, methods, policies, materials, results of operations,

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                                      -9-

financial and statistical data, personnel data and customers in and related to the markets and industries in which Employer operates ("Confidential Information"), is considered by Employer to be valuable, secret, confidential and proprietary. Employee hereby acknowledges and agrees that the Confidential Information is valuable, secret, confidential and proprietary to Employer, and further agrees that he shall not, at any time (whether during or after the Employment Period), make public, disclose, divulge, furnish, release, transfer, sell or otherwise make available to any person any of the Confidential Information, or otherwise use any of the same or allow any of the same to be used for any purpose, other than as may be permitted to Employee under this Agreement. Notwithstanding the foregoing, Employee may, without violating this
Section 9(a), disclose Confidential Information if (i) such disclosure is required to comply with a valid court order or any administrative law order or decree; (ii) Employee gives Employer advance written notice of the required disclosure so that Employer may, if it wishes, seek an appropriate protective order; and (iii) Employee, in any event, requests that any disclosed information be afforded confidential treatment, to the greatest extent possible.

            (b) Employee shall fully disclose to Employer all Inventions made or conceived by him during the Employment Period that would be deemed applicable, useful or otherwise beneficial to or in respect of the current business of Employer, in whole or in part. "Inventions" include, but are not limited to, customer list compilations, machinery, apparatus, products, processes, results of research and development (including without limitation results that constitute trade secrets, ideas and writings), computer hardware, information systems, software (including without limitation source code, object code, documentation, diagrams and flow charts) and any other discoveries, concepts and ideas, whether patentable or not (including without limitation processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective business activities of Employer). Any and all Inventions shall be the absolute property of Employer or its designees, and Employee acknowledges that he shall have no interest whatsoever in such Inventions. At the request of Employer and without additional compensation, Employee (i) shall make application in due form for United States letters patent and foreign letters patent on such Inventions, and shall assign to Employer all his right, title and interest in such Inventions;
(ii) shall execute any and all instruments and do any and all acts necessary or desirable in connection with any such application for letters patent or in order to establish and perfect in Employer the entire right, title and interest in such Inventions, patent applications or patents; and (iii) shall execute any instruments necessary or desirable in connection with any continuations, renewals or reissues thereof or in the conduct of any related proceedings or litigation. Except as authorized by Employer in writing, Employee shall not disclose, directly or indirectly, to any person other than Employer, any information relating to any Invention or any patent application relating thereto.

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            (c)   Employee hereby acknowledges and agrees that the work
performed by Employee pursuant to his employment by Employer will be specifically ordered or commissioned by Employer, and that such work shall be considered a "work for hire" as defined in the Copyright Revision Act of 1976 (the "Act"), granting Employer full ownership to the work and all rights comprised therein. In addition, Employee hereby waives in favour of Employer any and all moral rights in the work contemplated by this Section 9(c) that Employer now has or in the future may have. Should any work not fall within the definition of a "work for hire" as set forth in such Act, Employee hereby transfers and assigns to Employer full ownership of the copyright to the work and all rights comprised therein. Employee shall sign all applications for registration of such copyright as are requested by Employer, and shall sign all other writings and instruments and perform all other acts necessary or desirable to carry out the terms of this Agreement.

      10.   Covenant Not to Compete.

            (a) Employee agrees that during the Employment Period and, subject to Section 10(b), for a period of one (1) year following the Termination Date (the "Noncompetition Period"), except for the ownership of publicly traded stock of a company in an amount less than one percent (1.0%) of the issued shares of that company, he shall not directly or indirectly own, manage, operate, join, advise, consult, control or participate in the ownership, management, operation or control of, or be connected in any manner with: (i) any person or entity whose principal business (or the principal business of any of its affiliates) competes with the Business; or (ii) any person or entity who proposes to engage in a business that competes with the Business, in each case in any jurisdiction in which Employer or its affiliates engage in the Business, have been requested to engage in the Business or reasonably intend to engage in the Business based upon contracts entered into or reasonably expected to be entered into with customers and clients of Employer or its affiliates during the Employment Period. During the Noncompetition Period, Employee agrees that he shall not offer to any person any services that compete with the Business in any jurisdiction in which Employer or its affiliates engage in the Business, have been requested to engage in the Business or reasonably intend to engage in the Business based upon contracts entered into or reasonably expected to be entered into with customers and clients of Employer or its affiliates during the Employment Period. "Business" as used herein means any business that is a contract research organization (CRO) or performs or provides similar clinical drug or pharmaceutical development services to or for any other company or entity on a contract or outsourced basis.

            (b) Notwithstanding the foregoing Section 10(a), Employee agrees that if the Termination Date is on or before June 19, 2004, the

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                                      -11-

"Noncompetition Period" shall be a period of two (2) years following the Termination Date.

            (c) Notwithstanding any other provisions of this Agreement, Employee and Employer agree that in the event that the Termination Date is after June 19, 2004, Employer may, in its sole discretion, provide notice to Employee no later than thirty (30) days following the Termination Date to extend the Noncompetition Period for a period of one (1) additional year following the date the original Noncompetition Period would otherwise end (the "Extension Period") and, in consideration therefore, pay employee during the Extension Period payments equal to twelve (12) months base salary (payable bi-monthly at the same time Employee would otherwise receive such base salary if Employee were still employed by Employer) and continue benefits that Employee had been receiving during the Employment Period during the Extension Period. Should Employer so elect to extend the Noncompetition Period, Employee hereby agrees to be bound by and subject to the provisions of this Section 10 for such Extension Period.

            (d) Employee agrees that he shall not, during the Noncompetition Period, directly or indirectly solicit the trade of, or trade with, with respect to the Business, any person who is a client, customer or supplier of Employer or any of its affiliates at the time of termination of this Agreement, unless Employee receives the prior written consent of the Board to do so, such consent which shall not be unreasonably withheld.

            (e) Employee agrees that he shall not, during the Noncompetition Period, directly or indirectly, solicit or induce (or attempt to solicit or induce) to leave the employ of Employer or any of its affiliates for any reason whatsoever any person employed by Employer or any of its affiliates at the time of the act of solicitation or inducement.

            (f) During and after the Employment Period, Employee agrees not to disparage Employer or any of its affiliates. During and after the Employment Period, Employer, PRAI and Parent agree not to disparage the character of Employee.

            (g) Employee hereby specifically acknowledges and agrees that the provisions of this Section 10 are reasonable and necessary to protect the legitimate interests of Employer, and that Employee desires to agree to the provisions of this Section 10. In the event that any of the provisions of this
Section 10 should ever be held to exceed the time, scope or geographic limitations permitted by applicable law, it is hereby declared to be the intention of the parties hereto that such provision be reformed to reflect the maximum time, scope and geographic limitations that are permitted by such law.

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                                      -12-

            (h) Employee hereby acknowledges and agrees that, owing to the special, unique and extraordinary nature of the matters covered by this Section 10, in the event of any breach or threatened breach by Employee of any of the provisions hereof, Employer would suffer substantial and irreparable injury, which could not be fully compensated by monetary award alone, and Employer would not have adequate remedy at law. Therefore, Employee agrees that, in such event, Employer shall be entitled to temporary and/or permanent injunctive relief against Employee, without the necessity of proving actual damages or of posting bond to enforce any of the provisions of this Section 10, and Employee hereby waives the defenses, claims, or arguments that the matters are not special, unique, and extraordinary, that Employer must prove actual damages, and that Employer has an adequate remedy at law.

            (i) Employee further agrees that the rights and remedies described in this Section 10 are cumulative and shall be in addition to and not in lieu of any other rights and remedies otherwise available under this Agreement, or at law or in equity, including but not limited to monetary damages.

            (i) Notwithstanding any other provision of this Agreement, Employee further agrees that in the event of any breach by Employee of any of the provisions of this Section 10, all obligations and liabilities of Employer under this Agreement (including, but not limited to, Sections 6 and 7 hereof) shall immediately terminate and be extinguished.

      11. Records. Upon termination of this Agreement for any reason, Employee shall promptly deliver to Employer all property of Employer then in Employee's possession or under his control, including but not limited to: (i) any and all correspondence, mailing lists, drawings, blueprints, manuals, letters, records, notes, notebooks, reports, flow-charts, programs, proposals, computer tapes, discs and diskettes; (ii) any and all documents concerning or relating to Employer's business, clients, customers, investors or lenders, or concerning products, processes or technologies used by Employer; and (iii) any and all documents or materials containing or constituting Confidential Information.

      12. Arbitration. Except with respect to matters involving equitable remedies (in which case any such matter may be brought in a court of competent jurisdiction), all disputes between Employer and Employee hereunder, or otherwise arising out of the employment or termination of employment of Employee, including but not limited to disputes arising under any state, provincial or federal employment discrimination law, shall be settled by arbitration pursuant to the rules of the American Arbitration Association, in Vancouver, British Columbia. Arbitration hereunder shall be by a single arbitrator appointed by mutual agreement of the parties. The award rendered by the arbitrator shall be conclusive

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                                      -13-

and binding upon the parties hereto. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared.

      13. Entire Agreement. This Agreement (together with Exhibit A, Exhibit B and Exhibit C hereto) supersedes and terminates any and all prior agreements or contracts, written or oral, entered into between Employer and Employee with regard to the subject matter hereof, including without limitation that certain June 19, 2002 Employment and Non-Competition Agreement. Employee acknowledges and agrees that Employee is not entitled to any salary, bonus, benefits, severance, deferred compensation or similar payments from Employer or any of its affiliates except as expressly set forth herein. This instrument contains the entire agreement between Employer and Employee regarding the employment of Employee by Employer, and any representation, promise or condition in connection therewith not in writing shall not be binding upon either party. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed in the name of the party or parties making such amendment, alteration or modification.

      14. Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

      15. Governing Law. This Agreement is to be governed by and interpreted under the laws of the Province of British Columbia and the laws of Canada applicable therein.

      16. Headings; Form of Words. The headings contained in this Agreement have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof. Terms used in the singular shall be read in the plural, and vice versa, and terms used in the masculine gender shall be read in the feminine or neuter gender when the context so requires. The term "person" as used herein refers to a natural person, a corporation, a limited liability company, a partnership, a joint venture, or other entity or association, as the context requires.

      17. Notices. All notices, requests, consents, payments, demands and other communications required or contemplated under this Agreement ("Notices") shall be in writing and (a) personally delivered; (b) deposited in the Canadian or United States mail, registered or certified mail, return receipt requested, with postage prepaid; or (c) sent by Federal Express or other nationally recognized overnight delivery service (for next business day delivery), shipping prepaid, as follows:

      If to Employer, to:

      Pharmaceutical Research Associates, Inc.
      8300 Greensboro Drive, Suite 400
      McLean, VA 22102
      Attn: President and Chief Executive Officer

      With a copy (which shall not constitute notice) to :

      Genstar Capital, L.P.
      Four Embarcadero Center, Suite 1900
      San Francisco, Ca 94111
      Attn : Jean-Pierre L. Conte

      If to Employee, to:

      Erich Mohr
      2803 Arbutus Road
      Victoria, British Columbia, Canada
      V8N 5X6

or such other persons or address as any party may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or, if sent by Canadian or U.S. mail, five (5) business days after the date mailed in the manner set forth in this Section 17, or, if sent by Federal Express or other nationally recognized overnight delivery service, one business day after such sending.

      18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      19. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors, assigns, heirs and representatives of the parties hereto, whether so expressed or not. Neither this Agreement nor any of the rights and obligations hereunder shall be assigned, delegated, sold, transferred, sublicensed or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party hereto.

      20. Cooperation. Each party to this Agreement agrees to cooperate with the other party hereto to carry out the purpose and intent of this Agreement, including without limitation the execution and delivery to the appropriate party of all such further documents as may reasonably be required in order to carry out the terms of this Agreement.

      21. Waiver. Any waiver of any provision hereof (or in any related document or instrument) shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

      22. Indemnification. Employee shall be entitled to be indemnified by Employer to the fullest extent permitted by the Canada Business Corporations Act, consistent with Employer's Articles of Incorporation. Employer further agrees to indemnify Employee to the extent permitted under applicable law for all actions taken in good faith within the scope, and in the course, of Employee's employment under this Agreement during the Employment Period for the life of any claim.

                           [Signature Page to Follow]

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                                      -16-

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Employer:                             PHARMACEUTICAL RESEARCH
                                      ASSOCIATES INC. (a Canadian corporation)

                                      By:  /s/ Patrick K. Donnelly
                                         ______________________________________
                                      Print Name:  Patrick K. Donnelly
                                      Print Title: President & CEO


Employee:                                  /s/ Erich Mohr
                                      _________________________________________
                                      Print Name: Erich Mohr